Ex. 10.53

CAUTIONARY STATEMENT; Private Securities Litigation
                         Reform Act of 1995

TYCO TOYS, Inc. ("the Company") desires to take full adantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 (the "Act"), and in order to do so is filing this Exhibit 10.53 as part of its Report on Form 10-K for the fiscal year ended December 31, 1995.

From time to time the Company or its officers may issue forward-looking statements about the Company's sales, profits, operations, liquidity or prospects. It is important to note that there are a variety of important factors that could cause actual results to differ materially from projections or forward-looking statements issued by the Company. These factors include, among others, the following.

"(1) The business operated by the Company is in a highly competitive industry, and the Company's principal competitors are much larger firms; many of the Company's competitors have financial resources greater than those of the Company. In addition, the large amounts of capital required to operate the business of the Company require extensive borrowings, which borrowings frequently necessitate agreement by the Company to various affirmative and negative covenants with lenders; these covenants may limit the flexibility of management in certain respects. The amount and type of financing available to the Company, changes in that financing and the costs of such financing are also important considerations which could materially affect the operations results of the Company in a given year. [See Business and Competition, pages 1 et ff. and 6, Annual Report on Form 10-K for Year Ended December 31, 1995 ("Report").]

    (2) Political or economic disruptions affecting the conduct of business in countries where the Company or its suppliers employ manufacturing facilities, or changes in monetary or fiscal policies in those countries, could adversely and materially affect the Company. For example, the imposition by the US congress of duties or other burdensome conditions on the importation of children's products made in the People's Republic of China, or the adoption by the European Community of additional limitations on the importation of such products, could materially affect the Company. [See Manufacturing and Suppliers, page 7, Report.]

(3) As a result of the seasonality of the toy industry, much of the Company's manufacturing, packaging and distribution must be completed during short time periods and cannot be spread out evenly on a year-round basis. If the Company were prevented from acquiring its products from its joint venture partners or suppliers in the far east, or if issues arise having an effect on
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Page Two                                                       Ex. 10.53

the several joint ventures in which the Company has an interest, significant adverse financial impact could result, depending on the seriousness of the disruption or the issue. [See Business, pp. 1 et ff., Report.]

(4) The cost of plastics, plastic resin, packaging and other raw materials or components could increase or the Company could experience shortages of supply of such materials; such increases or shortages could affect the profit margins associated with the Company's products. [See Manufacturing and Suppliers, p. 7, Report.]

(5) Certain customers account for a disproportionately large share of net sales of the Company; if any such customer ceased doing business with the Company, or significantly reduced the amount of their purchases from the Company, the Company's business could be adversely impacted. Other similar factors which could have material adverse effects include pressures on the Company to provide financial incentives to its customers; pressures to reduce the price or change the terms of sale of the Company's products and the effects of such changes on the Company's profit margins; changes in the rate of growth associated with consumer purchases of the Company's products; decisions of third parties, such as retailers, relating to the price and promotion of the Company's products. [See Marketing and Distribution, p. 6, Report, and note 12, p. F-21 of Notes to Consolidated Financial Statements ("Notes").]

(6) The Company has traditionally enjoyed good working relations with its employees throughout the world; labor strife or work disruptions could have a material adverse impact on the Company. Other factors of this type which could have a material effect include manufacturing constraints, production inefficiencies, higher costs of production and underutilization of manufacturing capacity. [See Employees, p. 7, Report.]

(7) Consumer identification, play-value, price and the quality of manufacturing are all important factors with respect to the Company's products; in addition, the Company uses a high degree of product promotion, primarily through advertising, for commercial success of its products. The toy industry is subject to a constant need for creating and developing new products, which frequently are successfully marketed for only one or two years. Changes in consumer behavior patterns (which can occur quickly), including the potential for decrease in consumer demand for products which are seasonal in nature, or the imposition of additional restrictions on children-oriented television programming and advertising could adversely affect the Company. [See Seasonality and Backlog, p. 5 and Marketing and Distribution, pp. 5-6, Report.]
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Page Three                                                         Ex. 10.53


(8) The Company markets its products under a variety of trademarks, including some owned by third parties and covered by license agreements; certain license agreements require minimum guaranteed royalty payments regardless of the actual sales of the products in question. In addition, the inability of a particular licensed product or line of products to achieve a level of sales large enough to support the required minimum guarantee payments could adversely affect the Company's ability to retain the trademark license for that product or line. [See Trademarks, page 6, Committments - Guaranteed Royalties, p. 19, Report and also note 10, page F-18, Notes.]

(9) The cost of acquisition by the Company of tangible and intangible assets, and changes in the tax laws, regulations or rates applicable to such acquisitions. [See pp. 14-16, Report.]

(10) Difficulties which may be experienced by the Company in the testing, development, production or marketing of new products. [See Design and Development, p. 5, Report.]

(11) The toy industry is highly competitive and barriers to entry are not significant. Increased competition may occur within categories in which the Company enjoys a substantial market share. [See Competition, p. 6, Report.]

(12) The level of expenses associated with selling, distribution and administrative activities of the Company, growth in such expenses, and the impact of unusual items resulting from the ongoing evaluation by the Company of its organization and strategy. [See Management Discussion and Analysis, pp. 12 et ff., Report.]

(13) Changes to the compensation and benefit plans at the Company, and changes in the accounting policies and the results of their application to the Company. [See note 1, pp. F-6 et ff., Notes.]

(14) The ability of the Company to engage in hedging activities against various foreign currencies. [See Foreign Exchange Risk Management, p. 19, Report.]

(15) The costs of legal and administrative proceedings involving the Company or its subsidiaries. [See Legal Proceedings, pp. 19-20, Report, and note 11, pp. F-18,19, Notes.]